Exhibit 99.1

Company Contact:	Porter, LeVay & Rose, Inc.
Michael C. Boyd, CEO	Marlon Nurse, V.P. – Investor Relations
800-289-6863	212-564-4700

FOR IMMEDIATE RELEASE

LONGPORT, INC. COMPLETES $1.2 MILLION PREFERRED ISSUE

GLEN MILLS, PA – October 3, 2005 – Longport, Inc., (OTC BB: LPTI), a medical technology specialist in high resolution ultrasound imaging announced today that it has closed an issue of convertible preferred stock worth approximately $1.2 million at an issuance price $2.30 per share. The terms of the preferred shares shall entitle the Company to call for the conversion of the Preferred Shares into Common on a one-to-ten basis once the underlying common shares have been registered with the SEC.

Investors included a select group of accredited investors who have previously indicated their interest in acquiring common stock in Longport as well as A, B, and C warrant holders.

Paul Wilson, President of Longport, said, “The funds raised will allow Longport to continue the implementation of our operating plan including the expansion of sales activities and application studies. We are expanding our distribution channels through established medical device sales and marketing companies as well as direct activities. Initial application studies will concentrate on generating data for the wound and dermatology markets.

Barry Kurokawa, Partner at ProMed Management, said, “After due diligence and looking carefully at the Company’s technology, we are extremely excited at the business prospects for Longport.  We look forward to the Company’s successes.”

Peter Siris, President of Guerrilla Capital Management, said, “I believe the EPISCAN I-200 has tremendous potential to solve the critical problem of pressure wounds for long-term nursing home patients regardless of their skin color.”

About Longport, Inc.

Longport, Inc. of Glen Mills, Pennsylvania, is a medical technology company that specializes in high resolution ultrasound imaging. After several years and a multi-million dollar investment in the technology, Longport has secured patents, copyrights, and FDA permission to market. The Company’s technology has been used to engineer a unique high resolution ultrasound imaging system. For further information please contact Longport, Inc. at 1-800-289-6863 or visit our website at www.longportinc.com.

Forward-looking Information and the Private Securities Litigation Reform Act of 1995

Certain statements in this press release, including statements concerning product development milestones and anticipated events, are “forward-looking statements” within the Private Litigation Reform Act of 1995. Forward Looking Statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Longport’s actual results include, among others, uncertainties as to the Company’s ability to manage potential problems, delays or anticipated expenses, including problems, delays or expenses involving manufacturing. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only to the date of this release. Reference is made to Longport’s 2004 annual report on Form 10-K filed with the Securities and Exchange Commission for a more definitive description of such factors. Longport, Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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